EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2010 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Kelly Services Inc.’s Annual Report on Form 10-K for the year ended January 3, 2010.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
May 13, 2010